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                                                                    Exhibit 10.3



                                          September 11, 2002


Mr. Paul Camara

Dear Paul,

This will confirm our understanding regarding any termination of your employment with TMP Worldwide Inc. ("TMPW" or the "Company").

1. SEVERANCE. If your employment with TMPW is terminated by TMPW for any reason other than Cause (defined below), then subject to the terms hereof you shall be entitled to (i) receive severance equal to eighteen months' salary, payable in equal semi-monthly installments over eighteen months (provided that if such termination occurs on or after January 1, 2003, both references to "eighteen months" in the proceeding clause shall be changed to "two years"), (ii) through the date which is twenty one (21) months after the last day of your employment make available to you (and/or pay COBRA premiums on) medical and dental benefits on the same terms and conditions as would have been made available to you had you remained employed by TMPW during such period, and (iii) after the expiration of this twenty one month period and for so long as you shall live, to provide you with (or reimburse you for the premiums on) medical and dental benefits substantially similar to those that would have been available to you had you remained employed by TMPW during such period, it being understood however that from and after the date you became eligible for Medicare coverage the medical and dental benefits called for by this clause (iii) shall be supplemental benefits. It is understood that all of the foregoing obligations are expressly conditioned on your signing, delivering and not exercising any right to revoke a separation agreement and general release in TMPW's then standard format. "Cause" shall mean the occurrence of any one or more of the following events: (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the Chairman or the Board of Directors of TMPW that remains unremedied for a period of twenty (20) days after the Chairman or the Board of Directors of TMPW has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of TMPW that remains unremedied for a period of twenty (20) days after the Chairman or the Board of Directors of TMPW has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty, (c) any crime involving moral turpitude or (d) fraud. All severance payments shall be reduced by applicable withholding taxes, payroll deductions and amounts required by law to be withheld.

2. OPTIONS AND STOCK. In the event of the termination of your employment by TMPW for reasons other than Cause, the options granted to you under stock option agreements dated September 11, 2002, September 10, 2001, August 5, 1999 and December 9, 1998, as well as any other options granted to you by TMPW from time to time after the date hereof pursuant to written option agreements (collectively, the "Designated Option Agreements"), shall automatically and


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immediately become (i) fully vested and (ii) exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to the other terms of such option agreement, and (iii) in the event of any Change in Control (as defined in Option Agreement dated September 11, 2002):

                  (a) the options covered by the Designated Option Agreements, shall automatically and immediately become (i) fully vested and (ii) exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to the other terms of such option agreement; and

                  (b) the shares of Company Common Stock covered by the Stock Bonus Agreement dated September 11, 2002 shall automatically and immediately become fully vested,

subject in each case of (a) and (b) to the provisions of Section 3 below.

3. SECTION 280G. Notwithstanding anything in Section 2 to the contrary, you shall in no event be entitled to any payment or acceleration of options or shares of Company common stock that would cause any portion of the amount received by you to constitute an "excess parachute payment" as defined under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In furtherance of the provisions of this Section 3, the following provisions shall apply:

                           (1) Anything in this agreement to the contrary
                  notwithstanding, in the event that any payment or acceleration of options or shares of Company common stock by the Company to or for your benefit (collectively, a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for your benefit pursuant to this agreement or any option or stock bonus agreement shall be reduced to the Reduced Amount (as defined below). Any such reduction shall be accomplished first by reducing the number of options to acquire Company common stock and shares of Company common stock covered by stock bonus agreements which otherwise would have immediately vested in full, as determined in the reasonable discretion of the Board (provided that any options and shares of Company common stock so reduced shall continue to vest in accordance with the terms of the applicable agreements irrespective of your continued employment or, if earlier, the date or dates on which such options or shares can vest without being deemed nondeductible, as determined in the reasonable discretion of the Board); and second, if necessary, by reducing cash payments constituting part of the payments or other consideration to which you become entitled (collectively, such cash payments, other consideration and the aggregate present value of the immediate


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                  vesting of options and shares of Company common stock
                  (calculated in accordance with Section 280G of the Code and any regulations promulgated thereunder) are referred to as the "Severance Amount").

                           (2) The "Reduced Amount" shall be the amount,
                  expressed in present value, which maximizes the aggregate present value of the Severance Amount without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this clause (2), present value shall be determined in accordance with Section 280(d)(4) of the Code.

                           (3) All determinations required to be made under this
                  Section 3 shall be made by the Company's independent public accountants (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and you. Any such determination by the Accounting Firm shall be binding upon the Company and you.

                           (4) It is possible that as a result of the
                  uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm, a portion of the Severance Amount will have been made by the Company which should not have been made ("Overpayment") or that an amount in addition to the Severance Payment which will not have been made could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder.

                                    (x) Overpayment. In the event that the
                           Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against you which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be treated for all purposes as a loan ab initio (from the beginning) to you which you shall repay to the Company together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

                                    (y) Underpayment. If precedent or other
                           substantial authority indicates that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

4. GENERAL. This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements or letters relating


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Mr. Paul Camara
September 11, 2002
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thereto, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the state of New York (other than the conflicts of laws provisions thereof) and (iv) may not be amended, terminated or waived orally. Please understand that while it is our hope that our relationship will be a long one, your employment will be on an "at will" basis. Nothing in this letter should be construed as creating any other type of employment relationship.

Please sign and return an enclosed copy of this letter to me. If you have any questions, or if there is anything I have overlooked, please do not hesitate to call me.

                                          With best regards,

                                          Sincerely,

                                          TMP Worldwide Inc.


                                          By: /s/ Andrew J. McKelvey
                                             -----------------------------------
                                                  Andrew J. McKelvey
                                                  Chairman

Accepted and Agreed:


/s/ Paul Camara
-----------------------------
Paul Camara


Dated: 9/13/02
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